Exhibit 99.1

Zimmer Biomet Announces Americas Leadership Promotions to Accelerate Commercial Transformation

Gary Campbell promoted to President, Americas

Brian Hatcher promoted to President, Recon, S.E.T., CMFT, Neuro and Biosurgery

Bradley Kessler promoted to President, Americas – Robotics, Technology and Data

(WARSAW, Ind.) September 8, 2026 — Zimmer Biomet Holdings, Inc. (NYSE and SIX: ZBH), a global medical technology leader, today announced leadership appointments designed to streamline its Americas and Global Business Group organizations for greater focus and agility.

Effective October 1, Gary Campbell will be promoted to President, Americas, and Brian Hatcher will be promoted to President, Recon, S.E.T., CMFT, Neuro and Biosurgery. The company also announced the promotion of Bradley Kessler to President, Americas – Robotics, Technology and Data. Campbell, Hatcher and Kessler will report directly to Ivan Tornos, Chairman, President and CEO of Zimmer Biomet.

“We talk often about our People and Culture strategic imperative to have the right talent, in the right roles, at the right times,” said Tornos. “These well-deserved promotions do exactly that, while helping to accelerate our U.S. go-to-market transformation and sharpen ownership of our most important commercial priorities. Gary, Brian and Brad are seasoned operators and proven Zimmer Biomet leaders with deep experience in the businesses and markets they will now lead. Their promotions reinforce my strong confidence in both our 2026 outlook and our growth potential in 2027 and beyond.”

As part of this restructuring, Kevin Thornal, Group President, Global Businesses and the Americas, will leave the company on September 30, 2026, following a transition period.

Tornos added, “On behalf of the entire Zimmer Biomet team, I want to thank Kevin for his leadership and contributions to our company. We wish him all the best in his next chapter.”

2026 Outlook

Zimmer Biomet also announced today that the Company is reiterating its full-year 2026 financial outlook provided on August 5, 2026.

About Gary Campbell

As President, Americas, Campbell will be responsible for commercial strategy and execution across the United States, Canada and Latin America. He will continue to lead the evolution of the company’s U.S. go-to-market model, building a specialized and dedicated organization designed to increase productivity and accelerate growth.

Campbell has served as Zimmer Biomet’s vice president and general manager, Orthopedics – North America since September 2024. Since joining the company in 2019, Campbell has held multiple commercial leadership roles of increasing responsibility. Previously, Campbell served in several sales and marketing roles at Enovis. He holds a bachelor’s degree from Texas State University.

About Brian Hatcher

As President, Recon, S.E.T., CMFT, Neuro and Biosurgery, Hatcher will lead global portfolio strategy and execution across most of the company’s businesses, expanding his current remit to include Global Knees and Hips. He will continue to play an integral role in the company’s innovation and diversification strategy, including delivering organic and inorganic opportunities in higher growth markets. Lou Galrao, President of Reconstruction (Knees and Hips), will report to Hatcher.

During his 16-year career with Zimmer Biomet, Hatcher has held multiple roles in research, marketing, general management and business leadership. He was named to his first Global President role in 2021 and currently serves as Zimmer Biomet’s President of S.E.T. and CMFT. Hatcher began his medical technology career with roles at OrbusNeich and later Medtronic. He holds a bachelor’s degree in chemistry and a Ph.D. in biomedical engineering, both from the University of Florida.

About Brad Kessler

As President, Americas – Robotics, Technology and Data, Kessler will be responsible for driving commercial strategy, growth and adoption of the company’s broad portfolio of robotics, digital and technology solutions in the Americas, as well as its global service and capital solutions contracting business. Under Kessler’s leadership, the company will accelerate the expansion of its specialized robotics salesforce in advance of the highly anticipated launch of the Monogram next-generation orthopedic robot, which is expected in 2027.

Kessler brings to the role more than two decades of commercial experience in orthopedics. Currently vice president and general manager, Robotics, Technology and Data Solutions, Kessler has held multiple commercial leadership roles of increasing responsibility since he joined Zimmer Biomet in 2015. Prior to joining Zimmer Biomet, Kessler spent nearly 10 years in sales at Stryker. He holds a bachelor’s degree from Texas A&M University and an Executive MBA from the Cox School of Business at Southern Methodist University.

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About Zimmer Biomet

Zimmer Biomet is a global medical technology leader with a comprehensive portfolio designed to maximize mobility and improve health. We seamlessly transform the patient experience through our innovative products and suite of integrated digital and robotic technologies that leverage data, data analytics and artificial intelligence.

With 90+ years of trusted leadership and proven expertise, Zimmer Biomet is positioned to deliver the highest quality solutions to patients and providers. Our legacy continues to come to life today through our progressive culture of evolution and innovation.

For more information about our product portfolio, our operations in 25+ countries and sales in 100+ countries or about joining our team, visit www.zimmerbiomet.com or follow on LinkedIn at www.linkedin.com/company/zimmerbiomet or X at www.x.com/zimmerbiomet.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements concerning Zimmer Biomet’s expectations, plans, outlook, prospects, and product and service offerings, including new product launches and potential clinical successes. Such statements are based upon the current beliefs and expectations of management and are subject to significant risks, uncertainties and changes in circumstances that could cause actual outcomes and results to differ materially. For a list and description of some of such risks and uncertainties, see Zimmer Biomet’s periodic reports filed with the U.S. Securities and Exchange Commission (“SEC”). These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in Zimmer Biomet’s filings with the SEC. Forward-looking statements speak only as of the date they are made, and Zimmer Biomet disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers of this news release are cautioned not to rely on these forward-looking statements, since there can be no assurance that these forward-looking statements will prove to be accurate. This cautionary statement is applicable to all forward-looking statements contained in this news release.

Contacts:

Media Troy Kirkpatrick 614-284-1926 troy.kirkpatrick@zimmerbiomet.com Kirsten Fallon 781-779-5561 kirsten.fallon@zimmerbiomet.com	Investors David DeMartino 646-531-6115 david.demartino@zimmerbiomet.com Zach Weiner 908-591-6955 zach.weiner@zimmerbiomet.com

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